EXHIBIT 4.2

FORM OF

AUTHORIZED PARTICIPANT AGREEMENT

AUTHORIZED PARTICIPANT AGREEMENT (this “Agreement”) dated as of [                    ] among (i) [    ], a [    ] organized under the laws of [    ] (the “Authorized Participant”), (ii) Managed Emerging Markets Trust (the “Trust”), a statutory trust organized under Delaware law pursuant to the provisions of a Trust Agreement dated as of [            ], 2013 (as the same may be amended from time to time, the “Trust Agreement”) among The Bank of New York Mellon, a New York banking corporation, in its capacity as trustee (in such capacity, the “Trustee”), Wilmington Trust, National Association, a national banking association, as Delaware Trustee and the Sponsor (as defined below), and (iii) Artivest Advisors LLC, a Delaware limited liability company, in its capacity as sponsor of the Trust (in such capacity, the “Sponsor”).

R E C I T A L S

A.  Pursuant to the provisions of the Trust Agreement, the Trust may from time to time issue or redeem equity securities representing beneficial interests in the Trust (“Shares”), in each case only in aggregate amounts of 100,000 Shares (or such number as shall be designated pursuant to the Trust Agreement) (such aggregate amount, a “Basket”), and integral multiples thereof, and only in transactions with a party who, at the time of the transaction, shall have signed and in effect an Authorized Participant Agreement with respect to the Trust.

B.  [    ] has requested to become an “Authorized Participant” (as such term is defined in the Trust Agreement) with respect to the Trust, and the Sponsor and the Trust have agreed to such request.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, hereto, intending to be legally bound, agree as follows:

Section 1.  Procedures.  The Authorized Participant will purchase or redeem Baskets of Shares in compliance with the Trust Agreement as supplemented by the Creation and Redemption Procedures attached to this Agreement as Schedule 1 (such procedures, as the same may be amended or modified from time to time in compliance with the provisions hereof and thereof, the “Procedures”).  All creation orders and redemption orders (collectively, “Orders”) shall be placed and executed in accordance with the Trust Agreement as supplemented by the Procedures.

Section 2.  Incorporation of Standard Terms.  The Standard Terms attached hereto as Schedule 2 (the “Standard Terms”) are hereby incorporated by reference into, and made a part of, this Agreement.

Section 3.  Conflicts Rules.  In case of any inconsistency between the provisions of this Agreement and the Trust Agreement, the provisions of the Trust Agreement shall control.  In case of inconsistency between the provisions incorporated by reference into this Agreement pursuant to Section 2 above and any other provision of this Agreement, the latter will control.

Section 4.  Authorized Representatives.  Pursuant to Section 2.01 of the Standard Terms, attached hereto as Exhibit A is a certificate listing the Authorized Representatives of the Authorized Participant.

Section 5.  Notices.  Except as otherwise specifically provided in the Procedures, all notices required or permitted to be given pursuant hereto shall be given in writing and delivered by personal delivery or by postage prepaid registered or certified United States first class mail, return receipt requested, or by telex, telegram, facsimile, electronic mail message or similar means of same day delivery (with a confirming copy by mail) addressed as follows:

(i)	If to the Trust:

Managed Emerging Markets Trust
c/o Artivest Advisors LLC
155 Wooster Street, Suite 8R
New York, NY 10012
Attention: General Counsel
Telephone:  (855) 433-4383
Facsimile:  (855) 433-4383
Email: [notices@artivestfunds.com]

If to the Sponsor:

Artivest Advisors LLC
155 Wooster Street, Suite 8R
New York, NY 10012
Attention: General Counsel
Telephone:  (855) 433-4383
Facsimile:  (855) 433-4383
Email: [notices@artivestfunds.com]

in each case, with a copy to:

The Bank of New York Mellon
2 Hanson Place
Brooklyn, New York 11217
Telephone: [●]
Facsimile: [●]
Email: [●]

(ii)	If to the Authorized Participant:

[●]
Attention:  [●]
Telephone:  [●]
Facsimile:  [●]
Email: [●]

or to such other address as any of the parties hereto shall have communicated in writing to the remaining parties in compliance with the provisions hereof.

Section 6.  Effectiveness, Termination and Amendment.  This Agreement shall become effective upon execution and delivery by each of the parties hereto.  This Agreement may be terminated at any time by any party upon sixty days’ prior written notice to the other parties and may be terminated earlier by the Trust or the Sponsor at any time on the event of a breach by the Authorized Participant of any provision of this Agreement (including the Standard Terms incorporated by Section 2 hereof) or the Procedures.  This Agreement supersedes any prior agreement between or among the parties concerning the matters governed hereby.  This Agreement may be amended by the Trust or the Sponsor from time to time without the consent of the Authorized Participant, or any person on whose behalf the Authorized Participant holds Shares, by the following procedure:  the Trust or the Sponsor will mail a copy of the amendment to the Authorized Participant in compliance with the notice provisions of this Agreement; if the Authorized Participant does not object in writing to the amendment within ten Business Days after receipt of the proposed amendment, the amendment will become part of this Agreement in accordance with its terms.

Section 7.  Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without reference to the choice of law provisions thereof.  The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or United States federal court sitting in New York City over any suit, action or proceeding arising out of, or relating to, this Agreement.

Section 8.  Assignment.  No party to this Agreement shall assign any rights, or delegate the performance of any obligations, arising hereunder without the prior written consent of the other parties hereto; provided that any party hereto which may be merged or converted, or with which it may be consolidated, or any entity resulting from any merger, consolidation or conversion to which a party hereunder shall be a party, shall be the successor of such party hereto.  Any purported assignment or delegation in violation of these provisions shall be null and void.

Section 9.  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Authorized Participant Agreement as of the date set forth above.

Managed Emerging Markets Trust

By:	The Bank of New York Mellon, As Trustee

By:
Name:
Title:

By:
Name:
Title:

Artivest Advisors LLC, in its
its capacity as Sponsor of the Managed Emerging Markets Trust

By:
Name:
Title:

By:
Name:
Title:

[Authorized Participant]

By:
Name:
Title:

Schedule 1

CREATION AND REDEMPTION PROCEDURES

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MANAGED EMERGING MARKETS TRUST

CREATION AND REDEMPTION PROCEDURES

adopted by the Sponsor and the Trust (each as defined below) as of [•], 2013

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01.  Definitions.  For purposes of these Procedures, unless the context otherwise requires, the following terms will have the following meanings:

“Adviser” shall have the meaning ascribed to the term in the Trust Agreement.

“Authorized Participant” shall have the meaning ascribed to the term in the Trust Agreement.

“Authorized Participant Agreement” shall have the meaning ascribed to the term in the Trust Agreement.

“Authorized Representative” shall mean, with respect to an Authorized Participant, each individual who, pursuant to the provisions of the Authorized Participant Agreement, has the power and authority to act on behalf of the Authorized Participant in connection with the placement of Purchase Orders or Redemption Orders and is in possession of the personal identification number (PIN) assigned by the Trust for use in any communications regarding Purchase or Redemption Orders on behalf of such Authorized Participant.

“Basket” has the meaning ascribed to the term in the Trust Agreement.

“Basket Amount” shall have the meaning ascribed to the term in the Trust Agreement.

“Business Day” shall mean any day other than (a) a Saturday or Sunday; (b) a day on which the Exchange is closed for regular trading; (c) a day on which any of the Adviser, the Processing Agent, the Settlement Agent, the Sponsor or the Trustee is authorized or required by law or regulation to remain closed; or (d) a day on which the Federal Reserve wire transfer system is closed for cash wire transfers.

“Creation” means the process that begins when a Purchasing Authorized Participant first indicates to the Processing Agent its intention to purchase one or more Baskets pursuant to these Procedures and concludes with the issuance by the Trust and Delivery to such Purchasing Authorized Participant of the corresponding number of Shares.

“Creation and Redemption Line” shall mean a telephone number designated as such by the Processing Agent and communicated to each Authorized Participant in compliance with the notice provisions of the Authorized Participant Agreement to which such Authorized Participant is a party.

“Defaulting Authorized Participant” shall have the meaning specified in Section 2.02(g).

“Deliver” shall have the meaning ascribed to the term in the Trust Agreement.

“Deposit Amount” shall mean, with respect to each Requested Basket specified in a Purchase Order and each Redeemed Basket specified in a Redemption Order, an amount equal to the Basket Amount announced by the Trust on the Order Date of such Purchase Order or Redemption Order (as applicable).

“DTC” shall mean The Depository Trust Company, its nominees and their respective successors.

“Eligible Business Day” shall mean a Business Day other than a Business Day immediately preceding a day on which there is no scheduled exchange trading session for one or more of the futures contracts that on such day constitute the Relevant Futures Contracts.

“Exchange” shall have the meaning ascribed to the term in the Trust Agreement.

“Initial Creation” shall mean the initial creation of Shares pursuant to the provisions of Section 2.01.

“Issue Date” shall mean, with respect to a Purchase Order, the date on which the Deposit Amount is received.

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“Order Cut-Off Time” shall mean 1:15 p.m. (New York time) or the close of regular trading on the New York Stock Exchange, whichever is earlier.

“Order Date” shall have, with respect to a Purchase Order, the meaning ascribed to the term in Section 2.02(a); and, with respect to a Redemption Order, the meaning ascribed to the term in Section 3.01(a).

“Order Execution Price” shall mean, with respect to each Basket specified in a Purchase Order or each Basket specified in a Redemption Order, an amount per Basket equal to the Basket Amount announced by the Trust on the Order Date of such Purchase Order or Redemption Order (as applicable).

“Portfolio” shall mean, at any time, the portfolio of futures and/or forward contracts, swaps, cash and other investments owned by the Trust at such time.

“Procedures” shall mean these Creation and Redemption Procedures, as from time to time amended.

“Processing Agent” shall mean The Bank of New York Mellon, a New York banking corporation, or any successor thereto appointed by the Trust as the Trust’s agent for effecting Creations and Redemptions with Authorized Participants.

“Purchase Order” shall have the meaning ascribed to the term in the Trust Agreement.

“Purchasing Authorized Participant” shall have the meaning ascribed to the term in Section 2.02(a).

“Redeemed Baskets” shall have the meaning ascribed to the term in Section 3.01(b)(i).

“Redeeming Authorized Participant” shall have the meaning ascribed to the term in Section 3.01(a).

“Redemption” shall mean the process that begins when a Redeeming Authorized Participant first indicates to the Processing Agent its intention to redeem one or more Baskets pursuant to these Procedures and concludes with delivery by the Trust of the corresponding amount of cash to such Redeeming Authorized Participant.

“Redemption Date” shall mean, with respect to a Redemption Order, the next Business Day following the Order Date of such Redemption Order; provided, that in the discretion of the Settlement Agent, the Redemption Date of a Redemption Order may be extended to a date not beyond the third Business Day following the Order Date of such Redemption Order.

“Redemption Order” shall have the meaning ascribed to the term in the Trust Agreement.

“Relevant Futures Contracts” shall have the meaning ascribed to the term in the Trust Agreement.

“Requested Baskets” shall have the meaning set forth in Section 2.02(b)(i).

“Settlement Agent” shall mean The Bank of New York Mellon, a New York banking corporation, or successor thereto appointed by the Trust as the Trust’s agent for settling Creations and Redemptions with Authorized Participants.

“Shares” shall have the meaning ascribed to the term in the Trust Agreement.

“Sponsor” shall have the meaning ascribed to the term in the Trust Agreement.

“Transaction Fee” shall mean, with respect to a Purchase Order or Redemption Order, the amount per Basket determined from time to time by the Trustee in consultation with the Sponsor and in effect on the Order Date of such Purchase Order or on the Redemption Date of such Redemption Order (as applicable), as disclosed in the then current prospectus filed by the Trust with the Securities and Exchange Commission.

“Trust” shall mean Managed Emerging Markets Trust, a Delaware statutory trust governed by the provisions of the Trust Agreement.

“Trustee” shall mean The Bank of New York Mellon, a New York banking corporation, in its capacity as Trustee under the Trust Agreement, and any successor thereto in compliance with the provisions thereof.

 “Trust Agreement” shall have the meaning set forth in the Authorized Participant Agreement.

Section 1.02.  Interpretation.  In these Procedures:

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Unless otherwise indicated, all references to Sections, clauses, paragraphs, schedules or exhibits, are to Sections, clauses, paragraphs, schedules or exhibits in or to these Procedures.

The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to these Procedures as a whole, and not to any individual provision in which such words may appear.

A reference to any statute, law, decree, rule, regulation or other applicable norm shall be construed as a reference to such statute, law, decree, rule, regulation or other applicable norm as re-enacted, re-designated or amended from time to time.

A reference to any agreement, instrument or document shall be construed as a reference to such agreement, instrument or document as the same may have been amended from time to time in compliance with the provisions thereof.

Section 1.03.  Conflicts.  In case of conflict between any provision of these Procedures and the terms of the Trust Agreement, the terms of the Trust Agreement shall control.

ARTICLE II

CREATION PROCEDURES

Section 2.01.  Initial Creation of Shares.  The Initial Creation of Shares will take place in compliance with such procedures as the Trust, the Sponsor and the Agents may agree.

Section 2.02.  Subsequent Creation of Shares.  After the Initial Creation, the issuance and Delivery of Shares shall take place only in integral numbers of Baskets in compliance with the following rules:

(a) An Authorized Participant wishing to acquire from the Trust one or more Baskets (such Authorized Participant, a “Purchasing Authorized Participant”) shall place a Purchase Order with the Processing Agent on an Eligible Business Day.  Purchase Orders received by the Processing Agent prior to the Order Cut-Off Time on an Eligible Business Day shall have the date of such Eligible Business Day as the “Order Date”.  Purchase Orders received by the Processing Agent on or after the Order Cut-Off Time on an Eligible Business Day, on a Business Day other than an Eligible Business Day, or on a day other than a Business Day, shall be considered received at the opening of business on the next Eligible Business Day and shall have as their Order Date the date of such next Eligible Business Day.

(b) For purposes of paragraph “a” above, a Purchase Order shall be deemed “received” by the Processing Agent only when each of the following has occurred:

(i) An Authorized Representative of the Purchasing Authorized Participant shall have placed a telephone call to the Creation and Redemption Line informing the Processing Agent that such Purchasing Authorized Participant wishes to place a Purchase Order for a specified number of Baskets (the “Requested Baskets”); and

(ii) The Processing Agent shall have sent, via facsimile or electronic mail message, an affirmation to the Purchasing Authorized Participant that a Purchase Order for a specified number of Baskets has been received by the Processing Agent from an Authorized Representative for such Purchasing Authorized Participant’s account.

(c) With respect to each Requested Basket specified in a Purchase Order, the Purchasing Authorized Participant shall deposit with the Settlement Agent in immediately available funds the corresponding Deposit Amount not later than 6:00 p.m. (New York time) of the next Business Day following the Order Date or by the end of such later Business Day, not to exceed three Business Days after the Order Date, as agreed to between the Authorized Participant and the Settlement Agent when the Purchase Order is placed, and give notice of such deposit to the Settlement Agent via facsimile or electronic mail message.  The Settlement Agent shall confirm receipt of such Deposit Amount to the Purchasing Authorized Participant via facsimile or electronic mail message.  A Purchase Order shall be deemed automatically cancelled if the Settlement Agent has not received the corresponding Deposit Amount in immediately available funds on a timely basis, as described in this paragraph.

(d) The Sponsor shall have the absolute right to reject any Purchase Order including, without limitation, (i) Purchase Orders that the Processing Agent has determined are not in proper form, (ii) Purchase Orders that the Sponsor has determined would have adverse tax or other consequences to the Trust or to the owners of Shares, (iii) Purchase Orders the acceptance of which would, in the opinion of counsel to the Sponsor result in a violation of law, (iv) Purchase Orders in respect of which the Settlement Agent has not received in immediately available funds the corresponding Deposit Amount by 6:00 p.m. (New York time) of the next Business Day following the Order Date or by the end of such later Business Day, not to exceed three Business Days after the Order Date, as agreed to between the Authorized Participant and the Settlement Agent when the Purchase Order is placed, or (v) Purchase Orders received during any period in which circumstances make transactions in, or settlement or Delivery of, Shares or components of the Portfolio impossible or impractical.  None of the Sponsor, the Processing Agent, the Trust or any of their agents shall be liable to any person for rejecting a Purchase Order.

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(e) The Sponsor may suspend the creation of Baskets, or postpone the Issue Date of a Purchase Order, for as long as it considers necessary for any reason.  None of the Sponsor, the Processing Agent, the Trust or any of their agents will be liable to any person for such suspension or postponement.

(f) Prior to the transmission by the Processing Agent via facsimile or electronic mail message of confirmation of acceptance thereof, a Purchase Order will only represent the Purchasing Authorized Participant’s unilateral offer to purchase the Required Baskets specified in such Purchase Order and will have no binding effect upon the Trust, the Processing Agent or any other party.  Upon the Settlement Agent’s receipt of the aggregate Deposit Amount corresponding to a Purchase Order as provided in paragraph “(c)” above, the Purchasing Authorized Participant’s offer to purchase the Required Baskets specified in such Purchase Order shall become irrevocable.

(g) By 11:00 a.m. (New York time) on the Business Day following the Issue Date of a Purchase Order, the Trust shall issue the aggregate number of Shares corresponding to the Requested Baskets specified in such Purchase Order and Deliver them by credit to the account at DTC which the Purchasing Authorized Participant shall have identified for such purpose in written instructions to the Settlement Agent, together with immediately available funds in an amount equal to the positive difference, if any, between (1) the aggregate Deposit Amount deposited by the Purchasing Authorized Participant in respect of all Requested Baskets specified in such Purchase Order and (2) the sum of (x) the aggregate Order Execution Price of all Requested Baskets specified in such Purchase Order, and (y) the Transaction Fee applicable to such Purchase Order (without, for the avoidance of doubt, any interest on any such amount), provided that, if the aggregate Deposit Amount deposited by the Purchasing Authorized Participant in respect of all Requested Baskets specified in such Purchase Order does not suffice to cover the aggregate Order Execution Price of all Requested Baskets specified in such Purchase Order together with the Transaction Fee applicable to such Purchase Order, the Trust shall issue Shares as set forth above if, and only if, by 11:00 a.m. (New York time) on the Business Day following the Issue Date of such Purchase Order:

(i) the Settlement Agent has received from the Purchasing Authorized Participant in immediately available funds cash in an amount per Requested Basket equal to the positive difference between (1) the sum of (x) the aggregate Order Execution Price of all Requested Baskets specified in such Purchase Order and (y) the Transaction Fee applicable to such Purchase Order, and (2) the aggregate Deposit Amount deposited by the Purchasing Authorized Participant in respect of all Requested Baskets specified in such Purchase Order; and

(ii) any other conditions to the issuance under the Trust Agreement have been satisfied.

(h) In the event that, by 11:00 a.m. (New York time) on the Business Day following the Issue Date of a Purchase Order, a Purchasing Authorized Participant (such Purchasing Authorized Participant, a “Defaulting Authorized Participant”) has failed to deposit with the Settlement Agent the amount described in sub-clause “(g)(i)” above, the Trust may, in consultation with the Sponsor:

(i) cancel such Purchase Order by sending via fax or electronic mail message notice of such cancellation to the Purchasing Authorized Participant, liquidate any trading positions entered into by the Trust in connection with such Purchase Order and transfer to the Defaulting Authorized Participant, in full repayment of the aggregate Deposit Amount deposited by such Defaulting Authorized Participant in respect of all Requested Baskets specified in such Purchase Order, the lower of (1) the proceeds of such liquidation, and (2) the aggregate Deposit Amount deposited by such Defaulting Authorized Participant in respect of all Requested Baskets specified in such Purchase Order (without, for the avoidance of doubt, any interest thereon), in either case net of (x) the Transaction Fee applicable to such Purchase Order and (y) such additional amounts as the Trust, in consultation with the Sponsor, may deem appropriate to compensate the Trust for all damages, costs and expenses (including brokerage fees and commissions) incurred in connection with such Purchase Order; or

(ii) take such other action as the Trust, in consultation with the Sponsor, may deem necessary or appropriate under the circumstances, it being understood and agreed that in making a decision regarding any such other action the Trust and the Sponsor shall be required to take into account the best interests of the Trust and its shareholders only and shall have no duty to ameliorate or mitigate any damages of the Defaulting Authorized Participant.

(i) In all other cases, the Trust shall issue the aggregate number of Requested Shares specified in a Purchase Order and Deliver them by credit to the account at DTC which the Purchasing Authorized Participant shall have identified for such purpose in written instructions to the Settlement Agent on the Business Day on which the conditions set forth in clauses “(g)(i)” and “(g)(ii)” above shall have been met.

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ARTICLE III

REDEMPTION PROCEDURES

Section 3.01.  Redemption of Shares.  Redemptions of Shares shall take place only in integral numbers of Baskets in compliance with the following rules:

(a) An Authorized Participant wishing to redeem one or more Baskets (such Authorized Participant, a “Redeeming Authorized Participant”) shall place a Redemption Order with the Processing Agent on an Eligible Business Day.  Redemption Orders received by the Processing Agent prior to the Order Cut-Off Time on an Eligible Business Day shall have the date of such Eligible Business Day as the “Order Date”.  Redemption Orders received by the Processing Agent on or after the Order Cut-Off Time on an Eligible Business Day, on a Business Day other than an Eligible Business Day, or on a day other than a Business Day, shall be considered received at the opening of business on the next Eligible Business Day and shall have as their Order Date the date of such next Eligible Business Day.

(b) For purposes of paragraph “a” above, a Redemption Order shall be deemed “received” by the Processing Agent only when each of the following has occurred:

(i) An Authorized Representative of the Redeeming Authorized Participant shall have placed a telephone call to the Creation and Redemption Line informing the Processing Agent that such Redeeming Authorized Participant wishes to place a Redemption Order for a specified number of Baskets (the “Redeemed Baskets”); and

(ii) The Processing Agent shall have sent, via facsimile or electronic mail message, an affirmation to the Redeeming Authorized Participant that a Redemption Order for a specified number of Baskets has been received by the Processing Agent from an Authorized Representative for such Redeeming Authorized Participant’s account.

(c) With respect to each Redeemed Basket specified in a Redemption Order, the Redeeming Authorized Participant shall, not later than 6:00 p.m. (New York time) of the next Business Day following the Order Date or by the end of such later Business Day, not to exceed three Business Days after the Order Date, as agreed to between the Authorized Participant and the Settlement Agent when the Redemption Order is placed, confirm in writing to the Settlement Agent that the Shares comprising the Redeeming Baskets have been transferred by the Redeeming Authorized Participant from its account at DTC to the Settlement Agent’s account at DTC.  A Redemption Order shall be deemed automatically cancelled if the Redeeming Authorized Participant has not complied with this paragraph on a timely basis.

(d) The Sponsor shall have the absolute right to reject any Redemption Order, including without limitation, (i) Redemption Orders that the Processing Agent has determined are not in proper form, (ii) Redemption Orders the acceptance of which would, in the opinion of counsel to the Sponsor result in a violation of law, (iii) Redemption Orders in respect of which the Redeeming Authorized Participant has not complied with the provisions of paragraph “(c)” above by 6:00 p.m. (New York time) of the next Business Day following the Order Date or by the end of such later Business Day, not to exceed three Business Days after the Order Date, as agreed to between the Authorized Participant and the Settlement Agent when the redemption order is placed, or (iv) Redemption Orders received during any period in which circumstances make transactions in, or settlement or Delivery of, Shares or components of the Portfolio impossible or impractical.  None of the Sponsor, the Processing Agent, the Trust or any of their agents shall be liable to any person for rejecting a Redemption Order.

(e) The Sponsor may, in its discretion, suspend the right of redemption, or postpone the Redemption Date of a Redemption Order, (1) for any period during which NYSE Arca or any exchange on which the Trust’s assets are regularly traded is closed other than for customary weekend or holiday closings, or trading is suspended or restricted, (2) for any period during which an emergency exists as a result of which the delivery, disposal or evaluation of the Trust’s assets is not reasonably practicable, or (3) for such other period as the Processing Agent determines to be necessary for the protection of owners of the Shares.  None of the Sponsor, the Processing Agent, the Trust or any of their agents will be liable to any person for such suspension or postponement.

(f) Prior to the transmission by the Processing Agent via facsimile or electronic mail message of confirmation of acceptance thereof, a Redemption Order will only represent the Redeeming Authorized Participant’s unilateral offer to surrender for redemption the Redeemed Baskets specified in such Redemption Order and will have no binding effect upon the Trust, the Processing Agent or any other party.  Upon the Redeeming Authorized Participant’s transfer of Shares to the Settlement Agent’s account at DTC, as provided in paragraph “(c)” above, the Redeeming Authorized Participant’s offer to surrender for redemption the Redeemed Baskets specified in a Redemption Order shall become irrevocable.

(g) Provided that by 11:00 a.m. (New York time) on the Redemption Date of a Redemption Order:

(i) the Redeeming Authorized Participant has (1) Delivered to the Settlement Agent’s account at DTC the total number of Shares comprising the Redeemed Baskets specified in such Redemption Order and (2) paid the Transaction Fee applicable to such Redemption Order; and

(ii) any other conditions to the Redemption under the Trust Agreement have been satisfied, the Settlement Agent will, on such day, credit the account of the Redeeming Authorized Participant at DTC with immediately available funds in an amount equal to the aggregate Order Execution Price corresponding to the total number of Redeemed Baskets specified in such Redemption Order (the “Redemption Distribution”).

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(h) In the event that, by 6:00 p.m. (New York time) on the Redemption Date of a Redemption Order, the Settlement Agent’s account at DTC shall not have been credited with the total number of Shares comprising the Redeemed Baskets specified in such Redemption Order, the Trust will,

(i) deliver the Redemption Distribution but only to the extent of whole Redeemed Baskets received; and any remainder of the Redemption Distribution will be delivered on the next Business Day after the Redemption Date to the extent of remaining whole Redeemed Baskets received if the Settlement Agent receives a fee applicable to the extension of the Redemption Date which the Processing Agent may, from time to time, determine and the remaining Redeemed Baskets to be redeemed are credited to the Trust’s DTC account on such next Business Day; and

(ii) any further outstanding amount of the Redemption Order will be cancelled.

(i) Pursuant to information from the Sponsor, the Settlement Agent will be authorized to deliver the Deposit Amount notwithstanding that the Redeemed Baskets are not credited to the Trust’s DTC account by 1:15 p.m. (New York time) on the Business Day following the Order Date or by the end of such later Business Day, not to exceed three Business Days after the Order Date, as agreed to between the Redeeming Authorized Participant and the Settlement Agent when the Redemption Order is placed, if the Redeeming Authorized Participant has collateralized its obligation to deliver the Redeemed Baskets through DTC’s book entry-system on such terms as the Sponsor may from time to time determine.

(j) In all other cases, the Settlement Agent will pay the cash consideration corresponding to the total number of Baskets redeemed, net of the corresponding Transaction Fee, on the Business Day on which the conditions set forth in clauses “(g)(i)” and “(g)(ii)” above shall have been met.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Sponsor and the Trust have executed these Creation and Redemption Procedures as of the date set forth above.

MANAGED EMERGING MARKETS TRUST

By The Bank of New York Mellon, in
its capacity as Trustee of Managed Emerging Markets Trust

By:
Name:
Title:

By:
Name:
Title:

ARTIVEST ADVISORS LLC,
in its capacity as Sponsor of Managed Emerging Markets Trust

By:
Name:
Title:

By:
Name:
Title:

Schedule 2

STANDARD TERMS

STANDARD TERMS FOR AUTHORIZED PARTICIPANT AGREEMENTS (the “Standard Terms”) agreed to as of [•], 2013 by and between Managed Emerging Markets Trust, a Delaware statutory trust (the “Trust”), and Artivest Advisors LLC, a Delaware limited liability company, in its capacity as the sponsor of the Trust (in such capacity, the “Sponsor”).

ARTICLE 1

ORDERS FOR PURCHASE AND REDEMPTION

Section 1.01.  Authorization to Purchase and Redeem Baskets.  Subject to the provisions of the Authorized Participant Agreement, during the term of the Authorized Participant Agreement the Authorized Participant will be authorized to purchase and redeem Baskets of Shares in compliance with the provisions of the Trust Agreement and the Procedures.

Section 1.02.  Procedures for Orders.  Each party hereto agrees to comply with the provisions of the Trust Agreement and the Procedures to the extent applicable to it.

Section 1.03.  Consent to Recording.  The phone lines used by the Trust, the Processing Agent, the Settlement Agent or their affiliated persons may be recorded, and the Authorized Participant hereby consents to the recording of all calls with any of those parties.

Section 1.04.  Irrevocability.  The Authorized Participant agrees on behalf of itself and any Authorized Participant Client that delivery to the Processing Agent of an Order shall be irrevocable; provided that each of the Trust and the Sponsor reserves the right to reject any Order in compliance with the provisions of the Trust Agreement and the Procedures.

Section 1.05.  Costs and Expenses.  The Authorized Participant shall be responsible for any and all expenses and costs incurred by the Trust in connection with any Orders, including, without limitation, any transaction fees or interest or funding cost incurred by the Trust in connection with the Authorized Participant’s failure to timely settle any Order.

Section 1.06.  Delivery of Consideration to the Trust.  The Authorized Participant understands and agrees that in the event corresponding cash consideration is not transferred to the Trust by the time specified in the Purchase Order and in compliance with the Procedures and the Trust Agreement, a Purchase Order may be cancelled by the Processing Agent and the Authorized Participant will be solely responsible for all costs incurred by the Trust related to the cancelled Order.

Section 1.07.  Title to Shares Surrendered for Redemption.  The Authorized Participant represents and warrants to the Trust that in connection with a Redemption Order, the Authorized Participant will have full power and authority to surrender to the Settlement Agent for redemption the corresponding Shares, and upon such surrender the Trust will acquire good and unencumbered title to such Shares, free and clear of all liens, charges, duties imposed on the transfer of assets and encumbrances and not subject to any adverse claims, transferability restrictions (whether arising by operation of law or otherwise), loan, pledge, repurchase or securities lending agreements or other arrangements which would preclude the delivery of such Shares on a “regular way” basis.

Section 1.08.  Certain Payments or Distributions.  With respect to any Redemption Order, the Authorized Participant on behalf of itself and any Authorized Participant Client acknowledges and agrees to return to the Trust any payment, distribution or other amount paid to it or an Authorized Participant Client in respect of any property transferred to the Authorized Participant or any Authorized Participant Client that, based on the valuation of such property at the time of transfer, should have been paid to the Trust.  The Trust is entitled to reduce the amount of any property due to the Authorized Participant or any Authorized Participant Client by an amount equal to any payment, distribution or other sum to be paid to the Authorized Participant or to the Authorized Participant Client in respect of any property transferred to the Authorized Participant or any Authorized Participant Client that, based on the valuation of such property at the time of transfer, should be paid to the Trust.  Likewise, the Trust acknowledges and agrees to return to the Authorized Participant or any Authorized Participant Client any payment, distribution or other amount paid to it in respect of any Shares transferred to the Trust that, based on the valuation of such Shares at the time of transfer, should have been paid to the Authorized Participant or such Authorized Participant Client.

ARTICLE II

AUTHORIZED REPRESENTATIVES

Section 2.01.  Certification.  Concurrently with the execution of the Authorized Participant Agreement, and as requested from time to time by the Trust but no less frequently than annually, the Authorized Participant shall deliver to the Trust a certificate signed by the Authorized Participant’s Secretary or other duly authorized official setting forth the names, e-mail addresses and telephone and facsimile numbers of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request or instruction on behalf of the Authorized Participant (each an “Authorized Representative”).  Such certificate may be accepted and relied upon by the Trust as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until (i) receipt by the Trust of a superseding certificate in a form approved by the Trust bearing a subsequent date, or (ii) termination of the Authorized Participant Agreement.

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Section 2.02.  PIN Numbers.  The Processing Agent shall issue to each Authorized Participant a unique personal identification number (“PIN Number”) by which such Authorized Participant shall be identified and instructions issued by the Authorized Participant shall be authenticated.  The PIN Number shall be kept confidential and only provided to Authorized Representatives.  The Authorized Participant may revoke the PIN Number at any time upon written notice to the Processing Agent, and the Authorized Participant shall be responsible for doing so in the event that it becomes aware that an unauthorized person has received access to its PIN Number or has or intends to use the PIN Number in an unauthorized manner.  Upon receipt of such written request, the Processing Agent shall, as promptly as practicable, de-activate the PIN Number.  If an Authorized Participant’s PIN Number is changed, the new PIN Number will become effective on a date mutually agreed upon by the Authorized Participant and the Processing Agent.  The Authorized Participant agrees that, absent the Processing Agent’s fraud, willful misconduct or failure to cancel the PIN Number promptly following a written request to do so from the Authorized Participant or the termination of the Authorized Participant Agreement, none of the Trust, the Trustee or the Processing Agent shall be liable for losses incurred by the Authorized Participant as a result of unauthorized use of the Authorized Participant’s PIN Number prior to the time the Authorized Participant provides notice to the Processing Agent of the termination or revocation of authority pursuant to Section 2.03.

Section 2.03.  Termination of Authority.  Upon the termination or revocation of authority of an Authorized Representative by the Authorized Participant, the Authorized Participant shall (i) give immediate written notice of such fact to the Processing Agent and such notice shall be effective upon receipt by the Processing Agent; and (ii) request a new PIN Number.  The Processing Agent shall, as promptly as practicable, de-activate the PIN Number upon receipt of such written notice.

Section 2.04.  Verification.  The Processing Agent may assume that all instructions issued to it using the Authorized Participant’s PIN Number have been properly placed by Authorized Representatives, unless the Processing Agent has actual knowledge to the contrary or the Authorized Participant has revoked its PIN Number.  The Processing Agent shall have no duty to verify that an Order has been placed by an Authorized Representative.  The Authorized Participant agrees that the Processing Agent shall not be responsible for any losses incurred by the Authorized Participant as a result of an Authorized Representative identifying himself or herself as a different Authorized Representative or an unauthorized person identifying himself or herself as an Authorized Representative, unless the Processing Agent previously received from the Authorized Participant written notice to revoke its PIN Number.

ARTICLE III

STATUS OF THE AUTHORIZED PARTICIPANT

Section 3.01.  Clearing Status.  The Authorized Participant represents, covenants and warrants that, as of the date of execution of the Authorized Participant Agreement, and at all times during the term of the Authorized Participant Agreement, the Authorized Participant is and will be entitled to use the clearing and settlement services of each of the national clearing and settlement organizations through which, in compliance with the Procedures, the transactions contemplated hereby will clear and settle.  Any change in the foregoing status of the Authorized Participant shall terminate the Authorized Participant Agreement and the Authorized Participant shall give prompt written notice thereof to the Processing Agent.

Section 3.02.  Registration Status.  The Authorized Participant represents and warrants that, unless Section 3.03 is applicable to it, it is (i) registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (ii) qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business to the extent so required by applicable law, (iii) a member in good standing of FINRA and (iv) if required in connection with its activities hereunder, registered as a futures commission merchant and/or an introducing broker under the Commodity Exchange Act, as amended and a member in good standing of the NFA in each relevant capacity.  The Authorized Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of the Authorized Participant Agreement.  The Authorized Participant further agrees to comply with all federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, to the extent such laws and regulations are applicable to the Authorized Participant’s transactions in Shares, and with the Constitution, By-Laws and Conduct Rules of FINRA applicable to its activities as an Authorized Participant, that it will comply with all rules and requirements applicable to NFA members, that it will not offer or sell Shares in any state or jurisdiction where they may not lawfully be offered and/or sold, and without limiting the foregoing that it will comply with any applicable transfer restrictions with respect to Shares set forth in the current Prospectus.

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Section 3.03.  Foreign Status.  If the Authorized Participant is offering and selling Shares in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered, qualified, or a member of FINRA or the NFA as set forth in the preceding paragraph, the Authorized Participant nevertheless agrees to observe the applicable laws of the jurisdiction in which such offer and/or sale is made (e.g., it will not offer or sell Shares in any state or jurisdiction where they may not lawfully be offered and/or sold), to comply with the full disclosure requirements of the 1933 Act and the regulations promulgated thereunder and to conduct its business in accordance with the spirit of the FINRA Conduct Rules and the rules and requirements applicable to NFA members.

Section 3.04.  Compliance with Certain Laws.  The Authorized Participant is in compliance with all applicable anti-money laundering laws and regulations, including, but not limited to, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act.

Section 3.05.  Authorized Participant Status.   The Authorized Participant understands and acknowledges that the method by which Baskets of Shares will be created and traded may raise certain issues under applicable securities laws.  For example, because new Baskets of Shares may be issued and sold by the Trust on an ongoing basis, at any point a “distribution”, as such term is used in the 1933 Act, may occur.  The Authorized Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in its being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act.

ARTICLE IV

ROLE OF AUTHORIZED PARTICIPANT

Section 4.01.  Independent Contractor.  The Authorized Participant acknowledges and agrees that for all purposes of the Authorized Participant Agreement, the Authorized Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust or the Trustee in any matter or in any respect.  The Authorized Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Trust, the Sponsor or their designees concerning the performance of the Authorized Participant’s responsibilities under the Authorized Participant Agreement; provided, however, that the Authorized Participant shall be under no obligation to divulge or otherwise disclose any information that the Authorized Participant reasonably believes (i) it is under legal obligation not to disclose, or (ii) it is confidential or proprietary in nature.

Section 4.02.  Rights and Obligations of DTC Participant.  In executing the Authorized Participant Agreement, the Authorized Participant agrees in connection with any purchase or redemption transactions in which it acts for an Authorized Participant Client or for any other DTC Participant or indirect participant, or any other person on whose behalf it holds Shares, that it shall extend to any such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or under the Procedures.

Section 4.03.  Beneficial Owner Communications.  The Authorized Participant agrees, subject to any limitations arising under federal or state securities laws relating to privacy or other obligations it may have to its customers, to assist the Trust or the Sponsor in determining the ownership level of each beneficial owner relating to positions in Shares that the Authorized Participant may hold as record holder or that may be held through the Authorized Participant as a DTC Participant.  In addition, the Authorized Participant agrees, in accordance with applicable laws, rules and regulations, at the request of the Sponsor or the Trustee to forward to such beneficial owners written materials and communications received from the requesting party in sufficient quantities to allow mailing thereof to such beneficial owners, including notices, annual reports, disclosure or other informational materials and any amendments or supplements thereto that may be required to be sent by the Sponsor or the Trust to such beneficial owners pursuant to the Trust Agreement or applicable law or regulation, or that the Sponsor or the Trust reasonably wishes to distribute, at its own expense, to such beneficial owners.

ARTICLE V

TAX MATTERS

Section 5.01.  Tax Reporting.

(a) An Authorized Participant will provide tax reporting information with respect to the Trust to or for the benefit of taxpayers for whom the Authorized Participant holds Shares as a nominee as required by law.

(b) An Authorized Participant will furnish information to the Trust with respect to any taxpayer for whom the Authorized Participant holds Shares as a nominee as required under Treasury regulation section 1.6031(c)-1T or any successor thereto in addition to any information required by other provisions of this Article V.

Sch. 2-3

(c) An Authorized Participant will use commercially reasonable efforts to ensure that any taxpayer for whom the Authorized Participant holds Shares as a nominee has provided IRS Form W-9, W-8BEN, or other forms or documentation qualifying as a withholding certificate or documentary evidence or other appropriate documentation within the meaning of Treasury regulation section 1.1441-1(c) or any successor thereto, as necessary to establish an exemption from withholding tax and backup withholding tax with respect to income of the Trust allocable to such investor.  The Authorized Participant will act as an agent of the Trust in collecting and holding such forms or documentation, and annually will provide a copy of such forms to the Trust or its agent.  Upon reasonable request by the Trust or its agent, the Authorized Participant will provide the originals of such forms or documentation to the extent held by the Authorized Participant at that time and will assist the Trust in obtaining such original forms or documentation (or, to the extent originals are not available, copies thereof) from investors or other nominees to the extent not held by the Authorized Participant.  The provisions of this Section 5.01(c) of the Authorized Participant Agreement are subject to, and may be modified by, any agreements between the Trustee, on behalf of the Trust, and an Authorized Participant separate and apart from the Authorized Participant Agreement, that provide otherwise.

ARTICLE VI

MARKETING MATERIALS AND REPRESENTATIONS

Section 6.01.  Authorized Participant’s Representation.  The Authorized Participant represents, warrants and agrees that it will not make, or permit any of its representatives to make, any representations concerning Shares other than those contained in the Trust’s then current Prospectus or in any promotional materials or sales literature furnished to the Authorized Participant by the Sponsor.  The Authorized Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials), except such information and materials as may be furnished to the Authorized Participant by the Sponsor and such other information and materials as may be approved in writing by the Sponsor.  The Authorized Participant understands that the Trust will not be advertised as offering redeemable securities, and that any advertising materials will prominently disclose that Shares are not redeemable units of beneficial interest in the Trust.  Notwithstanding the foregoing, the Authorized Participant may, without the written approval of the Sponsor, prepare and circulate in the regular course of its business reports, research or similar materials, in compliance with applicable FINRA and NFA rules, that include information, opinions or recommendations relating to the Shares (i) for public dissemination, provided that such reports, research or similar materials compare the relative merits and benefits of Shares with other products and are not used for purposes of marketing Shares and (ii) for internal use by the Authorized Participant.

Section 6.02.  Prospectus.

(a) The Sponsor will provide, or cause to be provided, to the Authorized Participant copies of the then current Prospectus and any printed supplemental information in reasonable quantities upon request.  The Sponsor will notify the Authorized Participant when a revised, supplemented or amended Prospectus for Shares is available, and make available to the Authorized Participant copies of such revised, supplemented or amended Prospectus at such time and in such quantities as may be reasonable to permit the Authorized Participant to comply with any obligation the Authorized Participant may have to deliver such Prospectus to its customers.  The Sponsor shall be deemed to have complied with this Section 6.02 when the Authorized Participant has received such revised, supplemented or amended Prospectus by e-mail, in printable form, with such number of hard copies as may be agreed from time to time by the parties promptly thereafter.

(b) The Authorized Participant represents and warrants to the Sponsor that it will deliver the then current Prospectus upon any sale by it of Shares (other than a redemption) or, if applicable, a notice consistent with Rule 173 under the 1933 Act in lieu of a Prospectus, to the extent so required by applicable law.

ARTICLE VII

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 7.01.  Indemnification.  The provisions of this Section 7.01 shall survive termination of the Agreement.

(a) The Authorized Participant shall indemnify and hold harmless the Sponsor, the Trustee, the Trust, the Processing Agent, their respective subsidiaries, Affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party”) from and against any loss, liability, cost and expense (including attorneys’ fees) incurred by such Indemnified Party as a result of (i) any breach by the Authorized Participant of any representations or warranties of the Authorized Participant (including under Section 3.3 of the Trust Agreement); (ii) any failure on the part of the Authorized Participant to perform any of its obligations set forth in the Authorized Participant Agreement; (iii) any failure by the Authorized Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations, that apply to it; or (iv) actions of such Indemnified Party in reliance upon any instructions issued in accordance with the Procedures reasonably believed by such Indemnified Party to be genuine and to have been given by the Authorized Participant.

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(b) The Authorized Participant shall not be liable to any Indemnified Party for any damages arising out of (i) mistakes or errors in data provided in connection with purchase or redemption transactions except for data provided by the Authorized Participant, or (ii) mistakes or errors by, or arising out of interruptions or delays of communications with, the Trust or any Indemnified Party.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.  Commencement of Trading.  The Authorized Participant may not submit an Order until five Business Days after the date of execution of the Authorized Participant Agreement (or such other date as may be designated by the Sponsor).

Section 8.02.  Definitions.  The capitalized terms used herein are defined as follows.

(a) “1933 Act” means the U.S. Securities Act of 1933, as amended.

(b) “Affiliate” shall have the meaning given to it by Rule 501(b) under the 1933 Act.

(c) “Agent” means purchasers that have entered into a purchase agreement with the Trust and the Sponsor for the purchase of Shares.

(d)  “Authorized Participant” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

(e) “Authorized Participant Agreement” shall mean an Authorized Participant Agreement (including the Procedures attached thereto) among the Authorized Participant, the Trust and the Sponsor into which these Standard Terms shall have been incorporated by reference.

(f) “Authorized Participant Client” means any party on whose behalf the Authorized Participant acts in connection with an Order (whether a customer or otherwise).

(g) “Authorized Representative” shall have the meaning ascribed to it in Section 2.01 hereof.

(h) “Basket” shall have the meaning ascribed to it in the Authorized Participant Agreement.

(i) “Business Day” shall have the meaning ascribed to it in the Procedures.

(j) “DTC” means The Depository Trust Company.

(k) “FINRA” means the Financial Industry Regulatory Authority, Inc.

(l) “Indemnified Party” shall have the meaning ascribed to it in Section 7.01(a) hereof.

(m) “NFA” means the National Futures Association.

(n) “Prospectus” means the Trust’s current prospectus included in its effective registration statement, as supplemented or amended from time to time.

(o) “Shares” shall have the meaning ascribed to it in the Authorized Participant Agreement.

All other capitalized terms used in these Standard Terms and not otherwise defined shall have the meaning ascribed to such terms in the Authorized Participant Agreement (including the Procedures attached thereto).

Section 8.03.  Third Party Beneficiary.  The parties acknowledge and agree that the Processing Agent and each Indemnified Party not a party to this Agreement shall be a third party beneficiary to the Authorized Participant Agreement, including but not limited to the rights set forth in Section 7.01 of the Standard Terms.

[Signature Page Follows]

Sch. 2-5

IN WITNESS WHEREOF, the Sponsor and the Trust have executed these Standard Terms as of the date set forth above.

MANAGED EMERGING MARKETS TRUST

By The Bank of New York Mellon, in
its capacity as Trustee of Managed Emerging Markets Trust

By:
Name:
Title:

By:
Name:
Title:

ARTIVEST ADVISORS LLC,
in its capacity as Sponsor of Managed Emerging Markets Trust

By:
Name:
Title:

By:
Name:
Title:

Exhibit A

CERTIFICATE OF AUTHORIZED REPRESENTATIVES

Each of the following employees of [            ] (each, an “Authorized Representative”) is authorized, in accordance with the Authorized Participant Agreement dated as of [                    ] among [            ], the Sponsor and the Trust, to submit Purchase Orders and Redemption Orders on behalf and in the name of [                            ] and to give instructions or any other notice or request on behalf of [            ] with respect to such Orders or any other activity contemplated by the Authorized Participant Agreement.

Name:
e-mail Address:
Telephone:
Fax:

Name:
e-mail Address:
Telephone:
Fax:

Name:
e-mail Address:
Telephone:
Fax:

Name:
e-mail Address:
Telephone:
Fax:

The undersigned, [name of secretary or authorized officer], [title] of [            ], does hereby certify that the persons listed above have been duly authorized to act as Authorized Representatives pursuant to the Authorized Participant Agreement.

By:
Name:
Title:
Date:

Exh. A-1